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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 3rd day of April, 2002, by and between CapitalSource Finance LLC, a Delaware limited liability company (the "Employer"), and Bryan M. Corsini, an individual (the "Executive").

         WHEREAS, the Executive is currently employed as the Chief Credit Officer and a Senior Vice President of the Employer;

         WHEREAS, the Employer and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Employer; and

         WHEREAS, CapitalSource Holdings LLC, a Delaware limited liability company and the sole manager of the Employer (the "Manager"), has approved and authorized the Employer's execution, delivery and performance of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

         1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer for the Employment Period set forth in
Section 2 and in the position and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in
Section 20.

         2. Term. The initial term of employment under this Agreement shall be for a three-year period commencing on January 1, 2002 (the "Initial Term"). The term of employment shall be automatically renewed for an additional consecutive 12-month period (the "Extended Term") as of the second and every subsequent anniversary of the date of this Agreement (the "Effective Date"), unless and until either party provides written notice to the other party in accordance with Section 10 hereof not less than 30 days before such anniversary date that such party is electing not to renew the term of employment under this Agreement ("Non-Renewal"), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case maybe, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the "Employment Period." A notice of Non-Renewal given by either party to this Agreement shall not be deemed a termination of the Executive's employment for purposes of Sections S or 9 unless otherwise expressly provided in such notice of Non-Renewal. Anything herein to the contrary notwithstanding, if on the date of a Change of Control the remaining term of the Employment Period is less than 12 months, the Employee shall have the option to

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extend the Employment Period for a period of 12 full months following the date of the Change of Control, in which case the term of employment hereunder shall end on the last day of the 12th full month following the date of the Change of Control. Such option shall be exercised by the Employee by giving the Employer written notice thereof not later than the earlier of the expiration of the Employment Period (before giving effect to the Change of Control) and 10 days following the date of the Change of Control.

         3. Position and Duties. The Executive shall serve as the Chief Credit Officer and a Senior Vice President of the Employer during the Employment Period. As such, the Executive shall render services to the Employer of the type customarily performed by persons serving in such capacity. The Executive shall also perform such other duties with the Employer and any Company Affiliate as the Chief Executive Officer or the President of the Employer or the Manager may from time to time reasonably determine and assign to the Executive. The Executive shall devote the Executive's reasonable best efforts and full business time to the performance of the Executive's duties and the advancement of the business and affairs of the Employer, except for previously disclosed activities, board activities, charitable work and similar activities which do not materially interfere with the performance of the Executive's duties hereunder.

         4. Place of Performance. In connection with the Executive's employment by the Employer, the Executive shall be based at the principal offices of the Employer in Chevy Chase, Maryland except as otherwise agreed by the Executive and the Employer and except for reasonable travel on the Employer's business consistent with the Executive's position.

         5.       Compensation and Benefits; Options; Change of Control.

                  (a) Base Salary. During the Employment Period, the Employer shall pay to the Executive a base salary (the "Base Salary") at the rate of $300,000 per calendar year, less applicable deductions, and prorated for any partial year. The Base Salary shall be reviewed by the Employer no less frequently than annually and shall be increased by three percent per annum or such greater amount as may be determined in the discretion of the Employer and such adjusted Base Salary shall constitute the "Base Salary" for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer's regular payroll procedures.

                  (b) Annual Bonus. During the Employment Period, the Executive shall be eligible to receive for each calendar year, an annual bonus (the "Annual Bonus"), payable at the sole discretion of the Manager. In the event the Manager determines to pay such bonus for any calendar year, such bonus shall in no event be more than 100% of the Base Salary for such year and such bonus shall be paid no later than the end of the first calendar quarter of such year. After a Change of

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Control, the Executive shall be paid an Annual Bonus of not less than 50% of his
Base Salary.

                  (c) Vacation; Benefits. The Employer provides a package of benefits to its employees, including vacation and sick leave. The Employer shall provide to the Executive benefits consistent with and comparable to those the Employer provides to similarly-situated employees of the Employer, except that the terms of any options to purchase equity securities of the Employer or any Company Affiliate shall be as set forth in a separate option agreement between the Employer and the Executive and shall at all times be governed by the terms of such agreement. All benefits are provided at the Employer's sole discretion, provided that the Executive shall not be excluded from vacation time and benefits offered other similarly situated employees, and the Executive shall be covered by a disability insurance policy that provides benefits of at least 60% of the Executive's Base Salary (not to exceed benefits of $10,000 per month). The Employer shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

                  (d) Change of Control. Upon the occurrence of a Change of Control in which the aggregate consideration paid to the holders of equity securities of the Employer and the Company Affiliates is both (i) at least $600 million (paid in cash or in securities that are, or upon issuance will be, traded on a United States national securities exchange or NASDAQ, or any combination of cash and such securities) and (ii) not less than 1.5 times the consolidated book value of the Employer and the Company Affiliates as of the end of the month preceding the date of the Change of Control, the Total Equity Value shall be calculated. In the event the Total Equity Value is less than $5,000,000, the Employer shall owe the Executive an amount equal to the difference between $5,000,000 and the Total Equity Value.

         For purposes of Section 5(d)(i), the value of any securities included in the consideration shall be based upon the price of such securities on the date of the Change of Control, determined on the basis of the last reported sale price of such securities as reported on the national securities exchange upon which such securities is listed or on NASDAQ, as the case may be, or if there is no such reported sale on such day, on the basis of the average of the closing bid and asked quotations as so reported. The Employer shall require any successor to the Employer resulting from the Change of Control to expressly assume the obligations of the Employer to the Executive under this Section 5, and to pay all amounts payable as a result of the Change of Control within 10 days following the date of the Change of Control.

         6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Employer shall reimburse the Executive for all such expenses reasonably and actually

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incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

         7. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and Executive acknowledge and agree that during the Executive's employment with the Employer the Executive will have access to and may assist in developing Company Confidential Information and related materials and will occupy a position of trust and confidence with respect to the Employer's affairs and business and the affairs and business of the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and related materials and to protect the Employer and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Employer and the Company Affiliates:

                  (a) Non-Disclosure. During and after the Executive's employment with the Employer, the Executive will not use, disclose or transfer any Company Confidential Information or related materials other than as authorized in writing by the Employer or within the scope of the Executive's duties with the Employer, and will not use in any way other than in the Employer's business any Company Confidential Information, including information or material received by the Employer or any Company Affiliate from others and intended to be kept in confidence by its recipients. The Executive understands that the Executive is not allowed to sell, transfer, license or otherwise exploit any products or services that embody, or otherwise use or exploit in whole or in part, any Company Confidential Information or related materials. The Executive will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Company Confidential Information.

                  (b) Materials. The Executive will not remove any Company Confidential Information or any other property of the Employer or any Company Affiliate from the Employer's premises or make copies of such materials except for normal and customary use in the Employer's business. The Executive will return to the Employer all Company Confidential Information, related materials and copies of the foregoing and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer, and in any event, without such request and as a condition to receiving final compensation, upon the termination of the Executive's employment with the Employer (whether voluntary or involuntary). The Executive agrees not to retain any copies of any Company Confidential Information and related materials after the Executive ceases to be employed by the Employer.

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                  (c)      No Solicitation or Hiring of Employees. During the
Non-Compete Period, the Executive shall not, without the prior written consent of the Employer, directly or indirectly: (i) interfere with, disrupt or attempt to interfere with or disrupt (through solicitation or otherwise for the benefit of any person or entity other than the Employer or a Company Affiliate) any present or prospective relationship, contractual or otherwise, between the Employer or any Company Affiliate and any of the licensors, licensees, or employees of the Employer or any Company Affiliate or any then existing client, customer or supplier of the Employer or any Company Affiliate; or (ii) solicit, encourage or induce any of the employees, agents, consultants or advisors of the Employer or any Company Affiliate to take employment with any other person or entity (other than the Employer or a Company Affiliate) or solicit, encourage or induce any officer or employee who has left the employment of the Employer or any Company Affiliate until after 12 months following the termination of such officer's or employee's employment with the Employer or a Company Affiliate to take employment with any other person or entity (other than the Employer or a Company Affiliate); or (iii) hire any of the employees, agents, consultants or advisers of the Employer or any Company Affiliate (other than on behalf of the Employer or a Company Affiliate) or hire any officer or employee who has left the employment of the Employer or any Company Affiliate until after 12 months following the termination of such officer's or employee's employment with the Employer or a Company Affiliate (other than on behalf of the Employer or a Company Affiliate); or (iv) solicit or accept the business of any then existing customer or client of the Employer or any Company Affiliate with respect to products or services the same as or similar to those previously supplied by the Employer or such Company Affiliate to such customer or client.

                  (d)      Non-Competition.

                           (1)      Subject to Section 7(d)(3), during the
Non-Compete Period, the Executive shall not, directly or indirectly, in any Geographic Area: (i) engage for his own account or own behalf or in conjunction with any other person or entity (other than the Employer or a Company Affiliate) in any capacity, in a Competitive Activity; (ii) render any services in any capacity to any person or entity engaged in a Competitive Activity (other than the Employer or a Company Affiliate); or (iii) become interested in any person or entity engaged in a Competitive Activity (other than the Employer and the Company Affiliates) as a partner, shareholder, director, officer, employee, principal, member, agent, trustee, consultant or in any other relationship or capacity; provided, however, the Executive may own, directly or indirectly, solely as a passive investment, securities of any such entity which are traded on a national securities exchange or NASDAQ if the Executive (A) is not a controlling person of or a member of a group which controls, such entity, and
(B) does not, directly or indirectly, own 5% or more of any class of securities of such entity. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer, that the Executive has sufficient assets and skills to provide a livelihood for the Executive

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while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.

                           (2)      If the restrictions against engaging in
Competitive Activities contained in Section 7(d)(1) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(1) shall be interpreted to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

                           (3)      The provisions of Section 7(d)(1) shall
become null and void in the event (i) the Employer terminates the employment of the Executive without Cause or (ii) the Executive terminates his employment with the Employer for Good Reason. All other provisions of Section 7 shall continue in full force and effect following such termination of employment.

                  (e) Prior Proprietary Information. The Executive agrees not to disclose to the Employer or any Company Affiliate or use in the business of the Employer or any Company Affiliate any information or material acquired by the Executive prior to his employment by the Employer and known by the Executive to be confidential relating to the business of any third person and intended by that person not to be disclosed to the Employer or any Company Affiliate.

                  (f) Publicity. During the Employment Period, the Executive hereby grants to the Employer the right to use the Executive's name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any Company Affiliate.

                  (g) Conflicting Obligations and Rights. The Executive agrees to inform the Employer of any apparent conflicts between the Executive's work for the Employer and any obligations the Executive may have to preserve the confidentiality of another's proprietary information or related materials before using the same on the Employer's behalf. Otherwise, the Employer may conclude that no such conflict exists and the Executive agrees thereafter to make no such claim against the Employer. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

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                  (h)      Enforcement, The Executive acknowledges that in the
event of the unauthorized use or disclosure of any Company Confidential Information or related materials by the Executive, the business interests of the Employer and the Company Affiliates will be irreparably injured, the full extent of the damages to the Employer and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Company Affiliates, and the Employer will be entitled to enforce this Agreement by an injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer's right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive's obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

         8.       Termination of Employment.

                  (a) Permitted Terminations. The Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                           (i)      Death. The Executive's employment hereunder
shall terminate upon the Executive's death;

                           (ii)     By the Employer. The Employer may terminate
the Executive's employment:

                                    (A)      Disability. If the Executive shall
have been substantially unable to perform the Executive's material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for three consecutive months or six months in any twelve month period (a "Disability") (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him or her); or

                                    (B)      Cause. For Cause or without Cause;

                           (iii)    By the Executive. The Executive may
terminate his employment for any reason or for no reason.

                  (b) Termination. Any termination of the Executive's employment by the Employer or the Executive (other than because of the Executive's death). shall be communicated by written Notice of Termination to the other party hereto in

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accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of
Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 8(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by the Employer, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

         9.       Compensation Upon Termination.

                  (a) Death. If the Executive's employment is terminated during the Employment Period as a result of the Executive's death, this Agreement shall terminate without further notice or any action required by the Employer or the Executive's legal representatives. Upon the Executive's death, the Employer shall pay or provide the following:

                           (i)      Base Salary. The Employer shall pay to the
Executive's legal representative or estate, as applicable, an amount equal to one year's Base Salary; provided, that the Employer may at its discretion pay the aggregate of such amount in a lump sum within thirty days following the Executive's death; and

                           (ii)     Accrued Benefits. The Employer shall pay to
the Executive's legal representative or estate, as applicable, the Accrued Benefits.

The Employer shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, the Executive's Base Salary and Accrued Benefits due pursuant to Section 9(a)(i) and (ii), at the time such payments are due, and the Employer shall have no further obligation to the Executive under this Agreement.

                  (b) Disability. If the Employer terminates the Executive's employment during the Employment Period because of the Executive's Disability pursuant to Section 8(a)(ii)(A), the Employer shall pay to the Executive the Executive's Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Employer shall have no further obligations to the Executive under this Agreement; provided, that payments so made to the Executive with respect to any period that the Executive is substantially unable to perform the Executive's material duties hereunder by reason of illness, physical or

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mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to the Executive by reason of such disability, at or prior to the time of any such payment, under any disability insurance policy or benefit plan and which amounts have not previously been applied to reduce any such payment.

                  (c) Termination by the Employer for Cause or by the Executive without Good Reason. If, during the Employment Period, the Employer terminates the Executive's employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates his employment without Good Reason, the Employer shall pay to the Executive the Executive's Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Employer shall have no further obligations to the Executive under this Agreement.

                  (d) Termination by the Employer without Cause or by the Executive with Good Reason. Subject to Section 9(e), if the Employer terminates the Executive's employment during the Employment Period other than for Cause or Disability pursuant to Section 8(a) or if the Executive terminates his employment hereunder with Good Reason, the Employer shall (i) pay the Executive
(A) the Executive's Base Salary due through the Date of Termination, (B) a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the average amount of the Annual Bonuses, if any, that were paid to the Executive for the two calendar years immediately preceding the year of the Date of Termination (the "Average Bonus Amount") and (C) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due and (ii) pay, during the 12-month period commencing on the Date of Termination (the "Severance Period"), to the Executive an aggregate amount equal to Executive's Base Salary for the calendar year in which the Date of Termination occurs, payable in equal installments on the Employer's regular salary payment dates, plus the Average Bonus Amount (if any) (such Average Bonus Amount to be paid on the last day of the Severance Period); provided, that no notice of Non-Renewal shall be deemed to be a termination of the Executive's employment for such purposes unless otherwise expressly provided in such notice of Non-Renewal. Anything herein to the contrary notwithstanding, if, after the occurrence of a Change of Control, the Employer (or its successor) terminates the Executive's employment hereunder other than for Cause or Disability pursuant to Section 8(a) or if the Executive terminates his employment hereunder for Good Reason, all amounts payable to the Executive pursuant to this Section 9(d) shall be paid to the Executive within 10 days following the date of the termination of employment, and the Employer shall require any successor to the Employer resulting from the Change of Control to expressly assume this obligation of the Employer.

                  (e) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Employer of the

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Executive's employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(d) (the "Severance Payments") shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form reasonably satisfactory to the Employer.

         10. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

                  (i)      If to the Employer:

                           CapitalSource Finance LLC
                           4445 Willard Avenue
                           12th Floor
                           Chevy Chase, Maryland 20815
                           Attn: General Counsel
                           Facsimile Number: 301-841-2370

                  (ii)     If to the Executive:

                           Bryan M. Corsini
                           CapitalSource
                           One Ash Street
                           Hopkinton, MA 01748
                           Facsimile Number: 508-435-1243

                  Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

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         11.      Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

         12. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 13, 17, 20 and 21 hereof and this Section 12 shall survive the termination of employment of the Executive for a period of three years. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

         13. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or Holdings or similar transaction involving the Employer or Holdings or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

         14. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

         15. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

         16. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         17. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and

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construed in accordance with the laws of the State of Maryland (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

         18. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

         19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

         20.      Definitions.

                  "Accrued Benefits" means (i) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Employer, (ii) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable benefit plans of the Employer, and (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6.

                  "Agreement" means this Employment Agreement.

                  "Annual Bonus" has the meaning set forth in Section 5(b).

                  "Average Bonus Amount" has the meaning set forth in Section 9(d).

                  "Base Salary" has the meaning set forth in Section 5(a).

                  "Cause" means (i) the conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude (excluding a traffic violation not involving a period of incarceration of more than 24 hours) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Employer or any Company Affiliate or any of their customers or suppliers, (ii) conduct tending to bring the Employer or any Company Affiliate into substantial public disgrace or disrepute that causes substantial and material injury to the business and operations of the Employer or such Company Affiliate, (iii) substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Employer (other than any such failure resulting from the Executive's incapacity due to injury or illness), and such failure is not cured within 30 days after the Executive receives written notice thereof from the Employer that specifically identifies the manner in which the Employer believes the Executive has not substantially performed his duties, or (iv) gross negligence or willful misconduct with respect to the Employer or any Company Affiliate that causes substantial and material injury

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

to the business and operations of the Employer or such Company Affiliate. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Employer.

                  "Change of Control" means the occurrence of one or more of the following events: (i) the direct or indirect sale, exchange or other transfer of all or substantially all of the assets of the Employer or Holdings or all or substantially all of the membership interests in the Employer or Holdings (or of any equity interests into which they may have been converted) in a single transaction, or series of related transactions which when taken as a whole constitute one transaction to or with any other entity or group of entities (other than the Employer or a Company Affiliate) except in connection with an IPO; or (ii) the merger or consolidation of the Employer or Holdings with or into another entity (other than the Employer or a Company Affiliate), or any other form of business combination or reorganization, in which the Employer or a Company Affiliate shall not be the continuing or surviving entity of such merger, consolidation, business combination or reorganization, except in connection with an IPO.

                  "Company Affiliate" means, collectively, Holdings, Investment, and each Subsidiary thereof, and any corporation, limited liability company, partnership or other entity that owns a controlling interest in the Employer and any successor thereto.

                  "Company Confidential Information" means the following materials and information, whether having existed, now existing or to be developed or created during the Executive's employment by the Employer:

                           (a)      Products and Services. All information
relating to products and services, whether owned or licensed by the Company, whether existing or in various stages of research and development, that is not generally known to the public or within the industry or trade in which Company competes (such as know-how, training, specifications, technical data, processes, techniques, methodologies, and strategies) and the physical embodiments of such information.

                           (b)      Business Procedures. All information
concerning or relating to the way the Company conducts its business which is not generally known to the public (such as internal business procedures, controls, plans, financing techniques and practices, computer system passwords and other computer security controls, financial information, information supplied by clients and customers of the Company and employee data) and the physical embodiments of such information.

                           (c)      Marketing Plans and Customer Lists. All
information pertaining to the Company's proprietary marketing plans and strategies; forecasts

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

and projections; proprietary marketing practices, procedures and policies; financial data; credit terms; proprietary pricing practices, procedures and policies; goals and objectives; proprietary quoting practices, procedures and policies; and proprietary customer data including customer lists, contacts, representatives, requirements and needs, specifications, data provided by or about prospective existing or past customers and contract terms applicable to such customers, and the physical embodiments of such information.

                           (d)      Generally Known. Any information in addition
to the foregoing which is not generally known to the public or within the industry or trade in which the Company competes that gives the Company any advantage over its competitors, and the physical embodiments of such information.

                           (e)      General Knowledge. The general skills,
knowledge and experience gained during the Executive's employment with the Employer, and information publicly available or generally known within the industry or trade in which the Company competes, is not considered Company Confidential Information.

                  "Competitive Activity" means any activity consisting of or involving the type of business conducted by the Executive on behalf of the Employer or any Company Affiliate during the Executive's employment with the Employer or any Company Affiliate, including, without limitation, the structured finance business and/or the healthcare middle-market finance business.

                  "Date of Termination" means (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's Disability pursuant to Section 8(a)(ii)(A), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period; (iii) if the Executive's employment is terminated by the Employer for Cause pursuant to
Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination; or (iv) if the Executive's employment is terminated during the Employment Period other than pursuant to Section 8(a), the date on which Notice of Termination is given.

                  "Effective Date" shall have the meaning set forth in Section
2.

                  "Employment Period" has the meaning set forth in Section 2.

                  "Extended Term" shall have the meaning set forth in Section 2.

                  "Geographic Area" shall mean the United States of America.

                  "Good Reason" means (i) the Employer's failure to perform or observe any of the material terms or provisions of this Agreement in any material respect,

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

and the continued failure of the Employer to cure such default within 30 days after written demand for performance has been given to the Employer by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; (ii) a material reduction in the Executive's duties, position (including the failure to be named to the position of Chief Credit Officer or a more senior position), responsibilities or authority without his written consent; (iii) any requirement by the Employer without the written consent of the Executive that the Executive relocate to a place more than 25 miles from Chevy Chase, Maryland to perform his duties hereunder; (iv) a reduction in Executive's Base Salary or (v) the failure of the Employer to obtain the assumption of the Employer's obligations under this Agreement by a successor as contemplated by Section 13.

                  "Holdings" means CapitalSource Holdings LLC, a Delaware limited liability company, and its successors and assigns.

                  "Initial Term" shall have the meaning set forth in Section 2.

                  "Investment" means CapitalSource Investment LLC, a Delaware limited liability company, and its successors and assigns.

                  "IPO" means an underwritten public offering registered under the Securities Act of 1933, as amended, by the Employer or Holdings, or a corporate successor to the Employer or Holdings, of its equity securities.

                  "Manager" means Holdings, in its capacity as the sole manager of the Employer, and its successors and assigns in such capacity.

                  "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

                  "Non-Compete Period" means the duration of the Employment Period and the 12 month period following the earlier of the expiration of the Employment Period or the Date of Termination.

                  "Non-Renewal" has the meaning set forth in Section 2.

                  "Plan" means the CapitalSource Holdings 2000 Equity Incentive Plan.

                  "Severance Payments" has the meaning set forth in Section
9(e).

                  "Severance Period" has the meaning set forth in Section 9(d).

                  "Subsidiary" means any corporation of which the Employer or any Company Affiliate owns securities having a majority of the ordinary voting power in electing the board of directors, directly or through one or more subsidiaries, and any partnership, limited liability company or other entity in which the Employer, any Company Affiliate or any Subsidiary owns a controlling interest.

                  "Total Equity Value" means, with respect to the Executive, an amount equal to the sum of: (i) all special payments made by the Employer to the Executive during the Employment Period other than the Base Salary, the Annual Bonus and benefits paid to employees generally; (ii) the positive difference between (A) the aggregate proceeds received by the Executive prior to the date of the Change of Control with respect to sales of equity interests in the Employer and any Company Affiliate owned by the Executive and (B) the aggregate purchase price paid by the Executive with respect to such equity interests, plus
(iii) the value, as hereinafter determined, of all equity interests in the Employer or any Company Affiliate held by the Executive on the date of the Change of Control (whether vested or unvested). The value of such equity interests shall be an amount equal to the difference between (A) the aggregate value of the consideration paid (excluding debt assumed) with respect to such equity interests as a result of the Change of Control and (B) the aggregate purchase price paid by the Executive for such equity interests.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

                                       CAPITALSOURCE FINANCE LLC

                                       By: /s/ John K. Delaney
                                           ------------------------------
                                           Name: John K. Delaney
                                           Title: Chief Executive Officer

                                       EXECUTIVE

                                       /s/ Bryan M. Corsini
                                       ----------------------------------
                                       Bryan M. Corsini

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